UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 4, 2008

CARDINAL FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	0-24557 (Commission File Number)	54-1874630 (I.R.S. Employer Identification No.)

8270 Greensboro Drive, Suite 500 McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (703) 584-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01       Regulation FD Disclosure

The Registrant reported today that on March 4, 2008 at 11:35 a.m. EST it is making a presentation at the Raymond James & Associates 29th Annual Institutional Investors Conference in Orlando, Florida.  A copy of the investor presentation materials are being furnished as an exhibit to this report and are incorporated by reference into this Item 7.01.  For a period of time the presentation is available on the Registrant’s website at www.cardinalbank.com.

The presentation materials contain financial measures that are not prepared in accordance with generally accepted accounting principles (“GAAP”).  The Registrant believes that, excluding certain nonrecurring losses from its operating results supplements the GAAP financial information and provides more useful comparable measures of evaluating the operating results and any related trends that may be affecting the Registrant’s business.

As previously disclosed publicly, net income for the year ended December 31, 2007, was $4.5 million and diluted earnings per share for the year was $0.18.  The presentation materials present these items excluding the loss on an escrow arrangement and related legal expenses during 2007 of $2.7 million after tax.  Specifically, excluding the loss, the Registrant’s net income would have been $7.1 million for the year ended December 31, 2007, or $0.28 per diluted earnings per share.

Also, the presentation materials include year-to-date December 31, 2006 information.   As previously disclosed publicly, net income for the year ended December 31, 2006 was $7.4 million and diluted earnings per share for the year was $0.30.  The presentation materials present these items excluding an impairment loss incurred during 2006 of $1.9 million after tax, related to goodwill and intangible assets associated with the Registrant’s acquisition of Wilson/Bennett Capital Management, Inc.  Specifically, excluding the impairment loss, the Registrant’s net income would have been $9.3 million for the year ended December 31, 2006, or $0.37 diluted earnings per share.

Item 9.01       Financial Statements and Exhibits.

(d)         Exhibits.  The following exhibit is being furnished pursuant to Item 7.01 above.

Exhibit No.	Description

99.1	Investor Presentation Materials

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL FINANCIAL CORPORATION
(Registrant)

Date: March 4, 2008	By:	/s/ Mark A. Wendel
Mark A. Wendel
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Investor Presentation Materials